Exhibit 95

Mine Safety and Health Administration Data

Our subsidiaries’ mining operations have consistently been recognized with numerous local, state and national awards over the years for outstanding safety performance.

Our behavior-based safety process involves all employees in accident prevention and continuous improvement. Safety leadership and training programs are based upon the concepts of situational awareness and observation, changing behaviors and, most importantly, employee involvement. The core elements of our safety training include identification of critical behaviors, frequency of those behaviors, employee feedback and removal of barriers for continuous improvement.

All employees are empowered to champion the safety process. Every person is challenged to identify hazards and initiate corrective actions, ensuring that hazards are addressed in a timely manner.

All levels of the organization are expected to be proactive and commit to perpetual improvement, implementing new safety processes that promote a safe and healthy work environment.

Our subsidiaries operate multiple mining complexes in three states and are regulated by both the U.S. Mine Safety and Health Administration (“MSHA”) and state regulatory agencies. As described in more detail in the “Environmental and Other Regulatory Matters” section of our Annual Report on Form 10-K for the year ended December 31, 2020, the Federal Mine Safety and Health Act of 1977, as amended (the “Mine Act”), among other federal and state laws and regulations, imposes stringent safety and health standards on all aspects of mining operations. Regulatory inspections are mandated by these agencies with thousands of inspection shifts at our properties each year. Citations and compliance metrics at each of our mines and coal preparation facilities vary due to the size and type of the operation. We endeavor to conduct our mining and other operations in compliance with all applicable federal, state and local laws and regulations. However, violations occur from time to time. None of the violations identified or the monetary penalties assessed upon us set forth in the tables below has been material.

For purposes of reporting regulatory matters under Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we include the following table that sets forth the total number of specific citations and orders and the total dollar value of the proposed civil penalty assessments that were issued by MSHA during the current reporting period for each of our subsidiaries that is a coal mine operator, by individual mine. During the current reporting period, none of the mines operated by our subsidiaries received written notice from MSHA of a pattern of violations under Section 104(e) of the Mine Act.

MSHA Mine ID	Operator	Significant and Substantial Citations Issued (Section 104 of the Mine Act) *Excludes 104(d) citations/orders	Failure to Abate Orders (Section 104(b) of the Mine Act)	Unwarrantable Failure Citations/Orders Issued (Section 104(d) of the Mine Act)	Flagrant Violations (Section 110(b)(2) of the Mine Act)	Imminent Danger Orders Issued (Section 107(a) of the Mine Act)	Dollar Value of Proposed Civil Penalty Assessments (in Thousands) (1)	Mining Related Fatalities
3605018	Cumberland Contura, LLC (2)	—	—	—	—	—	$3.35	—
4405270	Paramont Contura, LLC	1	—	—	—	—	$0.26	—
4405311	Dickenson-Russell Contura, LLC	—	—	—	—	—	$0.13	—
4407163	Paramont Contura, LLC	—	—	—	—	—	$0.70	—
4407223	Paramont Contura, LLC	2	—	—	—	—	$9.44	—
4407308	Paramont Contura, LLC	3	—	—	—	—	$1.87	—
4603317	Mammoth Coal Co.	—	—	—	—	—	$0.13	—
4604637	Kepler Processing Company LLC	—	—	—	—	—	$0.38	—
4604669	Rum Creek Coal Sales, Inc.	—	—	—	—	—	$0.37	—
4605086	Bandmill Coal LLC	4	—	—	—	—	$1.41	—
4605649	Dickenson-Russell Contura, LLC	—	—	—	—	—	$0.38	—
4606263	Brooks Run South Mining, LLC	—	—	—	—	—	$1.84	—
4606880	Power Mountain Contura, LLC	—	—	—	—	—	$0.25	—
4608159	Mammoth Coal Co.	—	—	—	—	—	$0.88	—
4608374	Marfork Coal Company, LLC	1	—	—	—	—	$0.58	—
4608787	Nicholas Contura, LLC	3	—	—	—	—	$6.90	—
4608801	Aracoma Coal Company, LLC	4	—	—	—	—	$14.32	—
4608808	Spartan Mining Company, LLC	—	—	—	—	—	$0.36	—
4608837	Marfork Coal Company, LLC	3	—	—	—	—	$6.31	—
4608932	Kingston Mining, Inc.	7	—	—	—	—	$68.96	—
4609026	Republic Energy, LLC	—	—	—	—	—	$0.28	—

4609048	Marfork Coal Company, LLC	—	—	—	—	—	$0.46	—
4609054	Republic Energy, LLC	—	—	—	—	—	$1.10	—
4609091	Marfork Coal Company, LLC	10	—	—	—	—	$35.42	—
4609092	Marfork Coal Company, LLC	1	—	—	—	—	$10.09	—
4609148	Mammoth Coal Co.	—	—	—	—	—	$0.86	—
4609204	Highland Mining Company	—	—	—	—	—	$1.40	—
4609212	Marfork Coal Company, LLC	1	—	—	—	—	$18.65	—
4609221	Mammoth Coal Co.	6	—	—	—	—	$26.05	—
4609361	Aracoma Coal Company, LLC	5	—	—	—	—	$6.90	—
4609475	Republic Energy, LLC	1	—	—	—	—	$0.52	—
4609522	Spartan Mining Company, LLC	12	—	—	—	—	$7.03	—
4609550	Marfork Coal Company, LLC	5	—	—	—	—	$8.23	—
4609574	Aracoma Coal Company, LLC	3	—	—	—	—	$3.57	—
4609575	Aracoma Coal Company, LLC	—	—	—	—	—	$2.57	—

For purposes of reporting regulatory matters under Section 1503(a) of the Dodd-Frank Act, we include the following table that sets forth a list of legal actions pending before the Federal Mine Safety and Health Review Commission, including the Administrative Law Judges thereof, pursuant to the Mine Act, and other required information, for each of our subsidiaries that is a coal mine operator, by individual mine including legal actions and other required information.

Mine ID	Operator Name	MSHA Pending Legal Actions (as of last day of reporting period) (1)	New MSHA Dockets commenced during reporting period	MSHA dockets in which final orders were entered (not appealed) during reporting period	Contests of Citations/Orders referenced in Subpart B, 29 CFR Part 2700	Contests of Proposed Penalties referenced in Subpart C, 29 CFR Part 2700	Complaints for compensation referenced in Subpart D, 29 CFR Part 2700	Complaints for discharge, discrimination, or interference referenced in Subpart E, 29 CFR Part 2700	Applications for temporary relief referenced in Subpart F 29 CFR Part 2700	Appeals of judges’ decisions or orders to FMSHRC referenced in Subpart H 29 CFR Part 2700
3605018	Cumberland Contura, LLC (2)	—	—	1	—	—	—	—	—	—
4407223	Paramont Contura, LLC	—	—	1	—	—	—	—	—	—
4601544	Spartan Mining Company, LLC	1	—	—	—	1	—	—	—	—
4608625	Kingston Mining, Inc.	1	1	—	—	1	—	—	—	—
4608837	Marfork Coal Company, LLC	—	1	1	—	—	—	—	—	—
4608932	Kingston Mining, Inc.	2	2	1	—	2	—	—	—	—
4609048	Marfork Coal Company, LLC	1	1	—	—	1	—	—	—	—
4609091	Marfork Coal Company, LLC	2	2	4	—	2	—	—	—	—
4609092	Marfork Coal Company, LLC	1	1	—	—	1	—	—	—	—
4609550	Marfork Coal Company, LLC	—	—	1	—	—	—	—	—	—
4609475	Republic Energy LLC	—	—	1	—	—	—	—	—	—
4604343	Kingston Mining Inc.	—	1	1	—	—
4605086	Bandmill Coal LLC	2	1	—	—	2	—	—	—	—
4608801	Aracoma Coal Company, LLC	1	1	—	—	1	—	—	—	—
(1) The MSHA proposed assessments issued during the current reporting period do not necessarily relate to the citations or orders issued by MSHA during the current reporting period or to the pending legal actions reported herein.
(2) On November 11, 2020, the Company entered into an unit purchase agreement to sell its thermal coal mining operations located in Pennsylvania consisting primarily of its Cumberland mining complex and related property (“Cumberland Transaction”) to a third party purchaser Iron Senergy Holdings, LLC. The citations and dockets for Cumberland Contura, LLC relate to citations issued before the Cumberland Transaction closed on December 10, 2020.